As filed with the Securities and Exchange Commission on August 14, 2002

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BLAGMAN MEDIA INTERNATIONAL, INC.

(Exact name of registrant as specified in charter)

Nevada	84-1108499

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1901 Avenue of the Stars, Suite 1710 Los Angeles, California 90067 (310) 788-5444	Robert Blagman, Chief Executive Officer 1901 Avenue of the Stars, Suite 1710 Los Angeles, California 90067 (310) 788-5444

(Address and telephone number of Registrant’s Principal Executive Offices)	(Name, address and telephone number of agent for service)

2002 EMPLOYEE STOCK COMPENSATION PLAN

(Full title of the plan)

Copies of all communications to:
Crosby, Heafey, Roach & May Professional Corporation
c/o Margaret G. Graf
1901 Avenue of the Stars, Suite 700
Los Angeles, California 90067
(310) 734-5200

Calculation of Registration Fee

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering price per	aggregate offering	Amount of
to be registered	registered (1)	share (2)	price (2)	registration fee

Common Stock, par value $0.001 per share	11,100,000,000	$0.002997	$33,266,700	$3,060.54

(1)	The number of shares of Common Stock is the maximum number of shares deliverable under the Plan, including the Curative Review Process described in the Registration Statement. This Registration Statement also covers such indeterminable additional number of shares of Common Stock as may become so deliverable as a result of any future adjustments in accordance with the terms.

(2)	The proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average market price of the shares of the Company’s Common Stock on the date that the common stock was issued and therefore deemed to be awarded in accordance with Rule 457(h) of the Securities Act of 1933, as amended. These amounts are calculated solely for the purpose of determining the registration fee.

PART I

INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

Item 1. Plan Information*

     This Registration Statement covers certain shares of the Common Stock reserved for issuance under the 2002 Employee Stock Compensation Plan (“Plan”) including (i) shares of Common Stock issued to eligible participants under the Plan and (ii) shares of Common Stock of the Registrant issued since September 14, 2001, in reliance on advice from Registrant by Suburban Capital Corp. or its affiliates or counsel (none of whom are currently advising the Registrant or involved in this Registration Statement) who advised management that shares of Common Stock issued during such period were validly issuable and freely tradeable in reliance on a Form S-8 Registration even though no shares were then subject to such registration and no analysis of services had been made and who, in certain cases, engaged in unauthorized and improper issuances or transfers of Common Stock, including shares which may then have been transferred in market transactions to others.

     Upon discovery of the possible improprieties in March 2002, the Registrant advised authorities and market members and regulators and initiated an internal reconciliation investigation, which is ongoing (“Curative Review Process”). In connection with the Curative Review Process, the Registrant subsequently placed stop transfer orders on all of the original certificates and derivatives of those certificates, advised market members and depositories of its actions and has been working with these parties and its transfer agent and other resources to ascertain which shares of Common Stock need to remain in commerce to recognize the interests of the transferee, which shares should be cancelled or returned to the Registrant and therefore removed from registration (“Removed Shares”) and which shares are held by or were delivered to parties who were eligible to receive and hold the same pursuant to the Plan. The Registrant will file an amendment to this Registration Statement as soon as practicable when the reconciliation in the Curative Review Process is complete to withdraw the Removed Shares from registration.

     The Registrant filed a Certificate of Amendment to the Articles of Incorporation (Exhibit 2.1) with the Nevada Secretary of State on July 26, 2002 increasing the number of authorized common shares to twenty billion.

*	Information required by Part I to be contained in a Section 10(a) Prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, and the Note to Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information*

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     The following documents are incorporated by reference in this registration statement of BLAGMAN MEDIA INTERNATIONAL, INC. (“BMII” or the “Registrant”):

(a)	BMII’s Annual Report on Form 10-KSB for the year ended December 31, 2001 as filed on April 15, 2002, as amended by the filing of Form 10-KSB/A on April 30, 2002.

(b)	BMII’s Quarterly report on Form 10-QSB for the quarter ended March 31, 2002 as filed May 20, 2002.

     In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

     Not applicable.

Item 5. Interests of Named Experts and Counsel

     Not applicable.

Item 6. Indemnification of Directors and Officers

     BMII indemnifies any current or former director, officer, employee, or agent of BMII, or a person serving in a similar post in another organization at the request of BMII, against expenses, judgments, fines, and amounts paid in settlement incurred by him in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, to the fullest extent not prohibited by the Nevada General Corporation Law, public policy or other applicable law. BMII’s officers and directors are covered by a standard director/officer insurance policy.

Item 7. Exemption from Registration Claimed

     Not applicable.

Item 8. Exhibits

Exhibit Number	Description

2.1	Certificate of Amendment to Articles of Incorporation filed with Nevada Secretary of State on July 26, 2002.

4.1	Employee Stock Compensation Plan

5.1	Opinion of Counsel regarding legality

23.1	Consent of Independent Public Accountants

23.2	Consent of Counsel (included in Exhibit 5.1)

24.1	Powers of Attorney

Item 9. Undertakings

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

     (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold or unissued at the termination of the offering, including any Removed Shares identified during the current Curative Review Process.

     (b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Los Angeles, State of California, on August 13, 2002.

BLAGMAN MEDIA INTERNATIONAL, INC.

By	/s/ Robert Blagman

Robert Blagman, President